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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
Caldera International, Inc.:

        We consent to the incorporation by reference in Registration Statement No.s 333-43822, 333-97865, and 333-100105 on Form S-8 and Registration Statement No. 333-65658 on Form S-3 of Caldera International, Inc. of our report dated January 27, 2003, with respect to the consolidated balance sheet of Caldera International, Inc. and subsidiaries as of October 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the October 31, 2002 Annual Report on Form 10-K of Caldera International, Inc.

        The October 31, 2001 and 2000 consolidated financial statements of Caldera International, Inc. and subsidiaries were audited by other auditors who have ceased operations. Our report dated January 27, 2003, refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of the Company's common stock approved on March 4, 2002. However, we were not engaged to audit, review, or apply any procedures to the October 31, 2001 and 2000 consolidated financial statements of Caldera International, Inc. and subsidiaries other than with respect to such disclosures and adjustments and, accordingly, we do not express an opinion or any form of assurance on the October 31, 2001 and 2000 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Salt Lake City, Utah
January 27, 2003

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  Exhibit 23.1